JOINT VENTURE AGREEMENT



                  Joint Venture Agreement dated as of August 15, 2005 (this "Agreement") between Iberian Resources Limited, an Australian Company ("IBR") and Global Gold Mining, LLC, a Delaware, USA limited liability company ("GGM").

                  WHEREAS, the parties desire to acquire and develop the Lichkvadz-Tei and Terterasar mines and associated processing plant, equipment, and other assets in Armenia (by acquiring one hundred percent of the shares of the current licensee, Sipan 1, LLC, an Armenian limited liability company). (These mining properties are collectively referred to herein as the "Armenian Properties").


                  NOW THEREFORE, the parties hereto hereby agree as follows:

                  1. LLC Formation.

                           The parties shall establish a joint venture limited
liability company (the "JV LLC") under the laws of the State of Delaware, USA, with an operating agreement (the "LLC Agreement"), which IBR and GGM are signing concurrently herewith, and a copy of which is attached hereto. The JV LLC in turn shall acquire the Armenian Properties and provide for their further development.

                  2. LLC Ownership, Funding.

                           (a)      IBR will own 80% and GGM will own 20% of the
equity interests in the JV LLC. By paying an additional $260,000 (in addition to its preexisting $500,000 investment in the properties), toward the expected $3.3 million closing date portion of the purchase price for the properties, GGM shall be entitled to its said 20% equity interest in the JV LLC. IBR shall be responsible for all other payments of the purchase price and for all exploration, development, capital, operating and other expenses (subject to clause (b) below) without further obligation of GGM to contribute funds to maintain its 20% interest. Each party shall nevertheless pay its own customary staff and out-of-pocket expenses.

                           (b) On commencement of production, both parties will
contribute to the LLC's expenditures on a pro rata basis.

                           (c) IBR and GGM shall work together exclusively to
complete the acquisition of the Armenian Properties on mutually acceptable terms, including a due diligence period prior to settlement with Sipan 1.

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                  3.       Subsequent Projects.

                           (a) The terms of the present joint venture shall
likewise apply to the acquisition and development of mining resources within Armenia which are within 20 kilometers of Aigedzor, Armenia.

                           (b) GGM or one of its affiliates shall have the right
to participate up to 20% in any other exploration or mining related projects undertaken by IBR or its affiliates in Armenia for a period of ten years from the date hereof.

                  4. Representations, Indemnification.

                           (a) The parties understand that this investment is
illiquid, and involves a high degree of risk, and is only suitable for those who can afford to lose their entire investment. The parties further understand that any securities referenced herein have not been registered under the United States Securities Act of 1933 or the securities laws of any state of the United States and will be subject to substantial restrictions on transferability unless and until the securities are registered or an exemption from registration becomes available.

                           (b) The parties' decision to enter the  transactions
contemplated by this agreement is based solely on their independent analyses. The parties: (A) have been given the opportunity to ask questions of, and receive answers from one another concerning the terms and conditions and other matters pertaining to this investment, and all such questions have been answered to the satisfaction of the parties; (B) have been given the opportunity to obtain such additional information necessary to verify the accuracy of the information or that has been otherwise provided in order for them to evaluate the merits and risks of investment; and (C) have been given the opportunity to obtain additional information from one another. The parties have not been furnished with any oral representation or warranty in connection with the transactions contemplated by this agreement, and the parties are not entering these transactions with a view to the sale or other distribution thereof.

                           (c) The parties' unconditionally agree to indemnify
and hold one another and any of their counsel, advisors and accountants, harmless from any loss, liability, claim, damage or expense, arising out of the inaccuracy of any of their respective representations, warranties or statements or the breach of any of the agreements contained herein.

                           (d) The parties affirm that they have full power, and
authority, and their signatures establish this agreement as a valid and legally binding document enforceable as written. The parties agree, however, to make any necessary amendments to bring this agreement in compliance with any applicable Australian or United States legal requirements.

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                  5. Assignment.

                           IBR shall have the right to assign its rights and
obligations hereunder and in the JV LLC to another business entity controlled by it.

                  6. Termination.

                           This Agreement may be terminated by either party, not
in default hereunder, if the acquisition of the Armenian Properties shall not have occurred within 24 months from the date hereof, without further obligation on either party except for liabilities accrued to the date of ternmination.

                  6. Miscellaneous.

                           The provisions of Article 16, "Miscellaneous," of the
LLC Agreement, including the governing law and arbitration provisions, are incorporated herein by reference and made applicable to this Agreement and the parties hereto. The addresses for notices between the parties shall be those respectively provided to each other most recently in writing or electronically.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                      IBERIAN RESOURCES LIMITED

                                                      By: ______________________
                                                          Matthew Wood
                                                          Managing Director

                                                      GLOBAL GOLD MINING, LLC

                                                      By: ______________________
                                                          Van Krikorian
                                                          Manager